Exhibit 99.1

Kellogg Company News

For release:	July 27, 2005
Analyst /Media
Contact:	Simon D. Burton, CFA (269) 961-6636

Kellogg Reports Strong Growth, Raises Outlook
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported excellent sales, operating profit, and earnings growth despite increased costs and significant investment in future growth.
     Reported net earnings for the quarter were $259.0 million, a 9% increase from last year’s $237.4 million. Earnings were $0.62 per diluted share, a 9% increase from last year’s $0.57 per share. Each of the Company’s reporting segments posted sales growth as a result of growth in existing products, successful innovation, and strong brand-building programs.
     “We are pleased to report another quarter of strong results,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “Business momentum continued in the second quarter and we again capitalized on this strength through increased investment in future growth.”
     Reported net sales increased by 8% to $2.6 billion in the second quarter. Internal net sales growth, which excludes the effect of foreign-currency translation, was 7% and built on very strong growth of 5% in the second quarter of last year.
     Kellogg North America posted internal net sales growth of 8%, as a result of growth in each of the constituent businesses. North America Retail Cereal internal net sales increased by 10% as a result of successful brand-building campaigns and new product introductions across the business. North America Retail Snacks also posted internal sales growth of 8% as a result of growth in the toaster pastries, crackers, and wholesome snacks businesses. The cookies business posted a low single-digit decrease in net sales as a result of difficult comparisons resulting from the shipment of a significant number of new products in the second quarter of last year. The North America Frozen and Specialty Channels businesses collectively posted internal sales growth of 5%, driven by high single-digit sales growth in the Eggo brand and the Food-Away-From-Home businesses.
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     Kellogg International reported net sales growth of 7% in the second quarter, or 3% excluding the favorable effect of currency translation. Internal sales growth in Latin America was 8%, resulting from strong results in both the cereal and snacks businesses. Europe’s local-currency sales growth was 1%, as growth in the snacks business was partially offset by unchanged cereal sales. The European results were significantly affected by a trade issue, which has been subsequently resolved. Internal net sales in the Asia Pacific region increased by 8%, also driven by gains in both cereal and snacks.
     Quarterly operating profit was $473 million in the quarter, an increase of 8% from the comparable period of last year. The continued negative impact of increased benefit costs and high energy costs was more than offset by the excellent net sales growth, improved product mix, operating leverage, lower commodity costs, and productivity savings. In addition, the Company increased its investment in brand building at a double-digit rate during the quarter; investment in up-front costs related to cost-reduction projects was unchanged from the second quarter of last year. Interest expense increased due to the early retirement of debt during the quarter.
     Year-to-date cash flow, defined as cash from operating activities less capital expenditures, was $474 million, which represents 22% growth from the comparable period last year.

Kellogg Raises 2005 Outlook
     Kellogg raised its guidance for full-year earnings to a range between $2.30 and $2.33 per share. This guidance includes significantly greater than anticipated investment in brand building and an estimate for up-front costs and write-offs related to capacity rationalizations and cost-reduction initiatives of approximately $0.15 per share.
     Mr. Jenness concluded, “Our performance through the first half of the year has been very strong. It is this performance that allows us the flexibility to increase our guidance while investing aggressively in our businesses around the world. Gross margin and operating leverage provide us the opportunity to effectively market increased levels of innovation and drive growth for the remainder of 2005 and into next year.”
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About Kellogg Company
     With 2004 sales of nearly $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, investments, earnings, costs, and write-offs. Actual performance may differ materially from these statements due to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

			Year-to-date	Year-to-date
	Quarter ended	Quarter ended	period ended	period ended
(Results are unaudited)	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004

Net sales	$2,587.2	$2,387.3	$5,159.5	$4,777.8

Cost of goods sold	1,388.6	1,307.1	2,825.0	2,662.6
Selling and administrative expense	726.1	641.8	1,394.2	1,256.6

Operating profit	472.5	438.4	940.3	858.6

Interest expense	89.2	76.1	165.1	154.3
Other income (expense), net	3.9	(5.0)	(13.5)	(6.3)

Earnings before income taxes	387.2	357.3	761.7	698.0
Income taxes	128.2	119.9	248.0	240.8

Net earnings	$259.0	$237.4	$513.7	$457.2

Net earnings per share:
Basic	$.63	$.58	$1.25	$1.11
Diluted	$.62	$.57	$1.23	$1.10

Dividends per share	$.2525	$.2525	$.5050	$.5050

Average shares outstanding:
Basic	412.0	411.8	412.5	411.3

Diluted	415.8	416.5	416.5	415.5

Actual shares outstanding at period end			413.0	412.8

Other income (expense), net includes non-operating items such as interest income, foreign exchange gains and losses, charitable donations, and gains on asset sales.
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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

			Year-to-date	Year-to-date
	Quarter ended	Quarter ended	period ended	period ended
	July 2,	June 26,	July 2,	June 26,
(Results are unaudited)	2005	2004	2005	2004

Net sales
North America	$1,706.6	$1,567.5	$3,422.4	$3,165.8
Europe	535.9	516.0	1,063.8	1,007.2
Latin America	208.5	185.9	396.3	354.2
Asia Pacific (a)	136.2	117.9	277.0	250.6

Consolidated	$2,587.2	$2,387.3	$5,159.5	$4,777.8

Segment operating profit
North America	$329.3	$300.3	$653.3	$589.0
Europe	95.9	96.0	189.2	178.4
Latin America	52.4	50.1	100.5	96.3
Asia Pacific (a)	22.5	17.0	51.2	42.8
Corporate	(27.6)	(25.0)	(53.9)	(47.9)

Consolidated	$472.5	$438.4	$940.3	$858.6

(a)	Includes Australia and Asia.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date	Year-to-date
	period ended	period ended
	July 2,	June 26,
(unaudited)	2005	2004

Operating activities
Net earnings	$513.7	$457.2
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	194.8	205.5
Deferred income taxes	(73.7)	(8.9)
Other	123.9	51.2
Postretirement benefit plan contributions	(69.8)	(126.8)
Changes in operating assets and liabilities	(101.5)	(88.7)

Net cash provided by operating activities	587.4	489.5

Investing activities
Additions to properties	(113.0)	(101.1)
Acquisitions of businesses	(30.0)	—
Other	1.3	0.8

Net cash used in investing activities	(141.7)	(100.3)

Financing activities
Net issuances (reductions) of notes payable	469.4	356.6
Reductions of long-term debt	(725.9)	(502.5)
Net issuances of common stock	184.2	202.2
Common stock repurchases	(263.1)	(162.8)
Cash dividends	(208.0)	(208.2)
Other	3.1	(1.7)

Net cash used in financing activities	(540.3)	(316.4)

Effect of exchange rate changes on cash	(19.6)	(2.7)

Increase (decrease) in cash and cash equivalents	(114.2)	70.1
Cash and cash equivalents at beginning of period	417.4	141.2

Cash and cash equivalents at end of period	$303.2	$211.3

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)*	$474.4	$388.4

* We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

(millions, except per share data)	July 2,	January 1,
	2005	2005
	(unaudited)	*

Current assets
Cash and cash equivalents	$303.2	$417.4
Accounts receivable, net	938.8	776.4
Inventories:
Raw materials and supplies	193.2	188.0
Finished goods and materials in process	487.1	493.0
Other current assets	308.5	247.0

Total current assets	2,230.8	2,121.8
Property, net of accumulated depreciation of $3,785.6 and $3,778.8	2,604.8	2,715.1
Goodwill	3,445.5	3,445.5
Other intangibles, net of accumulated amortization of $46.9 and $46.1	1,440.9	1,442.2
Other assets	812.8	837.3

Total assets	$10,534.8	$10,561.9

Current liabilities
Current maturities of long-term debt	$277.5	$278.6
Notes payable	1,220.0	750.6
Accounts payable	753.5	726.3
Accrued advertising and promotion	365.3	322.0
Other current liabilities	736.1	768.5

Total current liabilities	3,352.4	2,846.0

Long-term debt	3,169.8	3,892.6
Deferred income taxes	925.6	959.1
Pension benefits	201.1	181.1
Nonpension postretirement benefits	263.9	269.7
Other liabilities	144.6	156.2

Shareholders’ equity
Common stock, $.25 par value	104.5	103.8
Capital in excess of par value	73.7	—
Retained earnings	3,026.7	2,701.3
Treasury stock, at cost	(242.4)	(108.0)
Accumulated other comprehensive income (loss)	(485.1)	(439.9)

Total shareholders’ equity	2,477.4	2,257.2

Total liabilities and shareholders’ equity	$10,534.8	$10,561.9

* Condensed from audited financial statements.
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